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Exhibit 23.2

        The accompanying consolidated financial statements give effect to the retrospective application of a 15,965-for-1 stock split of the outstanding common stock of 21st Century Oncology Holdings, Inc., that will be effected immediately prior to the completion of the offering. The following consent is in the form which will be furnished by Ernst & Young LLP, an independent registered public accounting firm, upon the effective date of the stock split of 21st Century Oncology Holdings, Inc.'s outstanding common stock as described in Note 3 and Note 21 to the consolidated financial statements and assuming that from December 31, 2011 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

/s/ Ernst & Young LLP Certified Public Accountants

Tampa, Florida
May 5, 2014

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 22, 2012 (except for the change in the name of Radiation Therapy Services Holdings, Inc. to 21st Century Oncology Holdings, Inc. as described in Note 1, the effects of net loss per common share for the year ended December 31, 2011, the adoption of the Executive Bonus Plan and entry into the Fourth Amended and Restated Limited Liability Company Agreement and equity incentive grants made thereunder as described in Note 3, as to which the date is December 9, 2013, the second paragraph of Legal Proceedings included in Note 16, as to which the date is February 18, 2014 and the effect of a 15,965-for-1 split of common stock as disclosed in Note 21, as to which the date is                                    , 2014) in Amendment No. 1 to the Registration Statement (Form S-1) and the related Prospectus of 21st Century Oncology Holdings, Inc. (formerly Radiation Therapy Services Holdings, Inc.) for the registration of shares of its Common Stock and Series A Mandatory Convertible Junior Non-Voting Preferred Stock.

Ernst & Young LLP

Tampa, Florida
May     , 2014

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  Exhibit 23.2